Exhibit 99.1

Media Relations:	Investor Relations:
Jason Saragian	Scott Deitz
419.248.8987	419.248.8935

Owens Corning Sells Fabwel Unit

Composites and Metals Fabrication Businesses Sold in Separate Transactions

Completes Previously Announced Strategic Review

TOLEDO, Ohio – Sept. 17, 2007 – Owens Corning (NYSE: OC) today announced it has completed the sale of its Fabwel unit in two separate transactions totaling $60 million in combined proceeds.

Owens Corning sold Fabwel’s composite panel business to Crane Composites for $38 million. The sale includes a manufacturing facility in Goshen, Ind., and a new-business development center in Elkhart, Ind.

In a separate transaction, Owens Corning sold Fabwel’s metals fabrication, Fiberglass Reinforced Plastic (FRP) lamination and Midwest RV door business to Euramax International Inc. for $22 million. The sale includes facilities in Nappanee and Bourbon, Ind. Owens Corning previously announced the closure of its RV wall and door manufacturing facility in Riverside, Calif. The plant was closed in August 2007.

Fabwel was a small unit within Owens Corning’s Composite Solutions segment, employing approximately 350 people. The unit had sales of approximately $179 million in 2006.

About Owens Corning

Owens Corning (NYSE: OC) is a world leader in building materials systems and composite solutions. A Fortune 500 company for 53 consecutive years, Owens Corning people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing and masonry products, to glass composite materials used in transportation, electronics, telecommunications and other high-performance applications. Founded in 1938, Owens Corning is a market-leading innovator of glass fiber technology with sales of $6.5 billion in 2006 and operations in 26 countries. Additional information is available at www.owenscorning.com.

Copyright © 2007 Owens Corning